PROXY STATEMENT PURSUANT TO SECTION 14(a)
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Sigma Designs, Inc.

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July 12, 2012

Dear Fellow Shareholder:

We are writing to provide you additional information that you may find helpful in voting at Sigma Designs’ Annual Meeting of Shareholders to be held on August 7, 2012.  We urge you to use the enclosed WHITE proxy card to vote for Sigma’s approved slate of directors for the reasons outlined below.  We urge you to discard any Gold proxy card you may receive from Potomac Investment Partners III, L.P., a dissident hedge fund, as submitting it will cancel any previous vote you have submitted.

SIGMA HAS DEMONSTRATED PROGRESS WITH ITS STRATEGIC PLAN

Sigma has developed a strategic plan to transform itself into the leading provider of semiconductor solutions for intelligent media platforms, building on the Company’s significant role in the delivery of digital entertainment throughout the home.  As a result of its intense research and development efforts and strategic acquisitions, Sigma is poised to leverage its leading technologies in the IPTV set-top box, home connectivity, SmartTV, connected media player and home control and automation markets to provide a comprehensive solution for the Digital Connected Home.

Here are just two recent examples of progress Sigma has demonstrated in furtherance of its strategic plan:

•
Sigma recently announced that VIZIO, America’s #1 LCD HDTV provider according to IHS iSuppli Corporation Research, selected Sigma’s HiDTV Pro chipset solution for VIZIO’s new ultra wide Cinemawide® HDTVs.  This is a significant development and a clear indication that Sigma’s strategic plan is working for several reasons.  First, this additional revenue opportunity was a direct result of Sigma’s recent acquisition of the digital television business of Trident Microsystems.  The DTV business acquisition opened up an entirely new vertical market for Sigma.  Second, VIZIO was not a significant customer of Trident Microsystems prior to the acquisition by Sigma.  This customer win demonstrates the potential upside for Sigma as it brings leading technology to Sigma’s Digital Connected Home platform.  Third, attracting business from a leading company such as VIZIO is affirmation that not only is Sigma selling cutting edge technology – technology that takes years of experience to design – but that it is able to compete effectively for large volume accounts.

•
Sigma also recently announced that Chunghwa Telecom, the largest telecommunications service provider in Taiwan, selected Sigma’s next generation HomePlug AV, one of Sigma’s home connectivity solutions, for its IPTV deployments.  This announcement is further confirmation that Sigma’s investments in next generation technologies and its Digital Connected Home strategy is working.  The HomePlug AV powerline connectivity solution was the product of continued work from the group of talented engineers who joined Sigma through its acquisition of CopperGate Communications.  In addition, Chunghwa’s introduction of Sigma’s HomePlug AV solution positions Sigma to become a major provider in the IPTV connectivity market in Asia.  Without the CopperGate acquisition, Sigma would not have been considered for such an opportunity.  Sigma can now look to leverage this relationship in potential cross-selling opportunities for its other main product lines, such as home automation and control.

POTOMAC’S CRITICISMS ARE MISGUIDED
 AND DEMONSTRATE ITS UNFAMILIARITY WITH SIGMA’S BUSINESS

One of the main criticisms that Potomac has asserted against the current Sigma Board is that your Board has spent Sigma’s cash resources while Sigma’s stock price has declined since the beginning of the global economic crisis in 2007.  Potomac points to that crisis in attempting to explain the poor performance of Zilog, Inc. from the time its nominee, Eric Singer, joined the Zilog Board after a proxy contest much like this one.   But your Sigma Board is not interested in making excuses.  Rather, it used the experience gained in the global recession to learn a very critical lesson – a lesson that Potomac appears to have failed to understand.  In order for Sigma to compete in its large target markets, it must invest in next generation technologies and diversify its business.  It should not simply cut its employees’ salaries, sell off businesses and sell the company.  It should look to build value for its shareholders.

In 2007, Sigma’s performance was driven almost entirely by its set-top box business, a significant portion of which was tied to one end-customer.  When business in this market, generally, and from this end-customer, specifically, began to slow, Sigma’s business was adversely affected in a material way.

What did your Board do in reaction to these adverse macroeconomic circumstances and business developments?  Did it follow what appears to be Potomac’s suggested course of action here – reduce spending on the development of next generation products; stop exploring strategic acquisitions that might open new markets, new opportunities and new synergies?  No, your Sigma Board learned what it believes to be a fundamental premise for the future growth of Sigma – to compete in these high-growth markets, Sigma must be diversified in its product portfolio, in its target markets and in its target end-customers.  And, as a result, Sigma’s Board set out to do just that – it continued to invest significantly in internal product development and successfully consummated several strategic acquisitions in support of its Digital Connected Home strategy.  In each of these acquisitions, Sigma added new capabilities, new target markets and new customers:

•	With its acquisition of the VXP Group from Gennum Corporation, Sigma added prosumer video technology.

•	With its acquisition of Zensys Holdings, Sigma added home control and automation technology.

•	With its acquisition of CopperGate Communications, Sigma added connectivity technology.

•	With its acquisition of the digital TV business from Trident Microsystems, Sigma added digital television technology.

While all of these acquisitions supported Sigma’s core strategy of the Digital Connected Home, they also all opened up entirely new possibilities for Sigma.  This diversity was the key to overcoming the challenges faced by a small semiconductor company with one main product line trying to compete against larger, more established companies in very large end markets.

If the Sigma Board had taken the path that Potomac appears to be suggesting, Sigma would not have the strong fundamental platform for the Digital Connected Home that it currently has.  It would not have the opportunity that currently lies before Sigma as a result of the execution of this strategic plan.  It appears that Potomac would rather Sigma follow the Zilog example set by Mr. Singer, which is to sell off certain businesses for cash proceeds that Zilog’s stockholders never received since the company was ultimately sold in a deal approved by Mr. Singer for less than the stock price when he joined its board.

In the fast moving semiconductor industry, failure to develop new technology and products only leads to swift and certain extinction.  Don’t let Mr. Singer learn this lesson again at your expense.

POTOMAC CONTINUES TO DENY SHAREHOLDERS ANSWERS TO
 THREE SIMPLE QUESTIONS

Sigma’s shareholders should wonder why Potomac has failed to answer the three very simple questions we have previously posed:

1. Even in its most recent communication, Potomac continues to assert that this “proxy contest is not about control.”  By what arithmetic does Potomac’s effort to elect three out of the four directors to the Sigma Board constitute anything other than an attempt to gain control of the Company?

2. Potomac still has not provided Sigma’s shareholders with its plan if it gains control of the Company.  Instead, it has sidestepped the question with generalities about reducing expenses, and avoided laying out a specific strategic plan to deliver shareholder value.

Sigma’s strategic plan is producing objective results that could lead to long-term growth, but if disrupted now, could be severely harmed.  The lack of any specificity from Potomac about its plan for Sigma gives the Sigma Board great concern that the investments already made to execute this strategic plan will be wasted by a short-term investor looking to capitalize quickly on Sigma’s strong portfolio of technology.  What does Potomac intend to do with control of the Company and why won’t it pay a premium to Sigma’s shareholders for it?

3. The Sigma Board understands that new perspectives at the board level would be beneficial and has demonstrated its willingness to bring these new perspectives in its discussions with Potomac.  Potomac was not satisfied with significant representation, however, and continues instead to seek control of the Board.  Why does Potomac insist that a shareholder owning 7.9% of outstanding shares should control 75% of the Sigma Board rather than the 40% representation that was previously offered to it by Sigma’s Board?

YOUR VOTE IS IMPORTANT -- SUPPORT THE BOARD’S NOMINEES
BY VOTING THE WHITE PROXY CARD TODAY

At Sigma’s annual meeting, you will have the opportunity to make a critical decision regarding the future of your investment in the Company by voting for the directors who are best qualified to maximize the return on your shares.  Because Potomac is attempting to seize control of your Board, you are faced with a decision to vote for either:

1)
Sigma’s experienced directors:  four current members of your Board with extensive industry experience, a deep understanding of the Company’s markets and technology, and momentum that is being built from an established strategy for long-term growth and profitability.

2)
Potomac’s unknown nominees: a set of hand-picked representatives with dubious qualifications, no depth of Company knowledge, no proposed strategy, and an agenda that is aligned with only one shareholder.

To protect the value of your investment, your Board unanimously recommends that shareholders vote “FOR” the Company’s four highly qualified nominees for director: William Almon, Julien Nguyen, Thinh Tran and Lung Tsai.  To do this, simply use the enclosed WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

Protect your investment by voting for your Board’s highly qualified nominees TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of Sigma Designs.

Sincerely,

William J. Almon	Thinh Q. Tran
Chairman of the Board Sigma Designs, Inc.	President and Chief Executive Officer Sigma Designs, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:
We urge you NOT to vote using any Gold proxy card sent to you by
Potomac, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Information
This communication contains forward-looking statements, which address a variety of subjects including, for example, statements about the future results of Sigma’s strategic plan.  All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and consumer and industrial audio/video markets in general, Sigma’s integration of the assets and employees related to the TV business it recently acquired from Trident Microsystems, Inc., the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information
On June 19, 2012, Sigma Designs filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2012 annual meeting of shareholders (the “2012 Annual Meeting”) and has mailed the definitive proxy statement to its shareholders. The definitive proxy statement contains important information concerning the identity and interests of Sigma Designs’ directors, director nominees and certain of its officers and employees that may be deemed, along with Sigma Designs, to be participants in the solicitation of Sigma Designs’ shareholders in connection with the 2012 Annual Meeting.

Copies of Sigma Designs’ definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Sigma Designs, when filed, may be obtained free of charge at www.sec.gov and www.sigmadesigns.com/IR. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.